Exhibit 21.1

List of Subsidiaries of Insteel Industries, Inc.

The following is a list of our subsidiaries as of October 3, 2020, each of which is wholly-owned:

Name	State or Other Jurisdiction of Incorporation
Insteel Wire Products Company	North Carolina
Intercontinental Metals Corporation	North Carolina